Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                TIME WARNER INC.


     Time Warner Inc., a corporation duly organized and existing under the

General Corporation Law of the State of Delaware (the "Corporation"),

does hereby certify that:

     1. The Restated Certificate of Incorporation of the Corporation is

hereby amended by deleting Article VII thereof and inserting the following in lieu thereof:
                                  "ARTICLE VII

         In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of a majority or more of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation ("Voting Stock"), voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation."


         2. The Restated Certificate of Incorporation of the Corporation is

hereby amended by deleting Article VIII thereof and inserting the following in lieu thereof:
                                  "ARTICLE VIII

         In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article VIII, Article IX, or
Section 5 of Article IV, of this Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VIII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation."

         3. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

         IN WITNESS WHEREOF, Time Warner Inc. has caused this Certificate of

Amendment to be executed by a duly authorized officer on this 30th day of May,

2007.

                                         TIME WARNER INC.


                                         By:    /s/ Brenda C. Karickhoff
                                              __________________________
                                              Name:    Brenda C. Karickhoff
                                              Title:   Senior Vice President and
                                                       Deputy General Counsel